                                                                    EXHIBIT 10.8

                           DEFERRED COMPENSATION PLAN
                                FOR DIRECTORS OF
                       SAVANNAH FOODS & INDUSTRIES, INC.

              (Amended and Restated Effective as of June 30, 1996)


         This amended and restated Deferred Compensation Plan (the "Plan") is effective June 30, 1996.

                                   ARTICLE I
                                  DEFINITIONS

         1.1 "Account" means the separate account maintained for each Participant in accordance with Article IV hereof.

         1.2 "Beneficiary" means the person(s) so designated in accordance with Article VII hereof. In the absence of a valid Beneficiary designation, a Participant's Beneficiary shall be deemed to be the Participant's estate.

         1.3     "Code" means the Internal Revenue Code of 1986, as amended.

         1.4 "Committee" means the administrative committee appointed by the Board of Directors of the Company to administer the Plan.

         1.5     "Company" means Savannah Foods & Industries, Inc.

         1.6 "Meeting Fees" means the compensation periodically paid to a Director of the Company for attendance at any meeting of the Board of Directors of the Company or any Committee or Sub-Committee thereof.

         1.7 "Participant" means any person eligible to participate in the Plan in accordance with the provisions of Article II hereof.

         1.8 "Participant Deferral Form" means the form on which a Participant makes an election under Article III hereof.

         1.9 "Participant Election Form" means the form on which a Participant makes any election (other than any election described in Article III or Article VI) provided for herein.

         1.10 "Plan" means this Amended and Restated Deferred Compensation Plan for Directors of Savannah Foods & Industries, Inc., as amended from time to time.

         1.11 "Prime Rate" means the prime interest rate announced from time to time by SunTrust Banks, Inc., which shall be deemed to include any successor bank or company.

         1.12 "Severance Date" means the date on which a Participant terminates service as a member of the Board of Directors of the Company.

                                   ARTICLE II
                                  ELIGIBILITY

         Any non-employee member of the Board of Directors of the Company who
(i) has previously made an election to defer compensation under this Plan, or
(ii) has made an election under Article III hereof, shall be a Participant hereunder.


                                  ARTICLE III
                            DEFERRAL OF MEETING FEES

         3.1 Deferral Election. In accordance with rules established by the Committee, a Participant may elect to defer Meeting Fees due to be earned and which would otherwise be paid to the Participant during a calendar year. A Participant shall make such election on a Participant Deferral Form provided by the Company. Once made, a deferral election shall continue in force indefinitely until suspended or modified by a subsequent election; provided, however, that any subsequent election shall not take effect until the first day of the calendar year following the calendar year during which such election is made. Notwithstanding the above, a Participant may immediately suspend all deferrals at any time by written notice delivered to the Company; provided, however, upon such suspension of deferral, the Participant shall be ineligible to make another deferral election during that calendar year in which the suspension occurred.

         3.2 Timing of Elections. All elections under this Article III shall be made on or before December 31 of the calendar year preceding the calendar year in which such election shall become effective; provided, however, a Participant may elect, within thirty (30) days after the adoption of this Plan, to defer Meeting Fees for meetings occurring after the effective date of the Plan but prior to December 31, 1996; provided further, in the calendar year in which a Participant first becomes eligible to participate in the Plan, the Participant may elect, within thirty (30) days after the date the individual becomes eligible to participate in the Plan, to defer Meeting Fees for meetings occurring after such election but during the same calendar year.


                                   ARTICLE IV
                         DEFERRED COMPENSATION ACCOUNT

         The Company shall record in a deferred compensation account (an "Account") maintained in the name of each Participant the Participant's Account balance as of June 30, 1996 as specified on Exhibit "A" attached hereto and made a part hereof. The Company shall also credit to each Participant's Account all amounts deferred on a Participant Deferral Form in accordance with
Article III hereof on the date(s) such amounts would be payable to the Participant absent such deferral

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

election. The Company shall credit interest to each Participant's Account on the last day of each month at a rate determined as follows: (i) for the period from July 1, 1996 through June 30, 1997, applying an interest rate of eight percent (8%) per annum; (ii) for the period from July 1, 1997 through December 31, 1997, applying the Prime Rate in effect on July 1, 1997; and (iii) for each calendar year beginning on or after January 1, 1998, applying the Prime Rate in effect on January 1 of each such calendar year. The amount of interest credited to a Participant's Account at the end of each month shall be included in the balance in such Participant's Account for purposes of subsequent monthly interest computations.

                                   ARTICLE V
                                    BENEFITS

         5.1 Severance Benefits. Upon a Participant's termination of service on the Board of Directors of the Company, the Participant shall be entitled to payment from the Company of an amount (the "Severance Benefit") equal to the balance then credited to the Participant's Account. Payment of the Severance Benefit shall be made in cash in quarterly installments over a fifteen (15) year period; provided, however a Participant may irrevocably elect, within thirty (30) days after date of the adoption of this Plan, to receive such benefits either in a lump sum or in quarterly installments over a five (5), ten (10) or fifteen (15) year period. If made in installments, such payments shall bear interest, compounded quarterly through the date of payment, at a rate per annum equal to the Prime Rate determined annually on the first business day of each calendar year. Such payments shall occur or commence on the first day of the calendar quarter following the date of the Participant's termination of service on the Board of Directors of the Company. If a Participant dies after such Participant terminates service on the Board of Directors of the Company, then the remaining installments of the Participant's Severance Benefit shall be paid to the Participant's Beneficiary (as determined under Article VII of the Plan) in accordance with the Participant's elected payment schedule. If a Participant dies prior to the date such Participant terminates service on the Board of Directors of the Company, the payment of the Participant's Severance Benefit shall be paid to the Participant's Beneficiary (as determined under Article VII of the Plan) in accordance with the Participant's elected payment schedule, commencing on the first day of the calendar quarter following the Participant's death.

         5.2 Election to Defer Beyond Termination of Service. Notwithstanding the provisions of Section 5.1 hereof, a Participant may irrevocably elect, within thirty (30) days after the adoption of this Plan, to have payment of his Severance Benefit commence at any time after the Participant's termination of service on the Board of Directors of the Company, but not later than the January 1 next following the date the Participant attains seventy (70) years of age. The unpaid balance of a Participant's Account shall, at all times prior to the commencement of payment of such balance, bear interest as described in Article IV hereof.





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                                   ARTICLE VI
                               CHANGE IN CONTROL

         6.1 Payment of Benefits upon Change in Control. Notwithstanding anything herein to the contrary, upon any Potential Change in Control (as such term is defined in the Benefit Trust Agreement dated March 14, 1996 by and between Savannah Foods & Industries, Inc. and Wachovia Bank of North Carolina, as such agreement is or has been amended from time to time), the Company shall promptly deliver to each Participant an election form (a "Change in Control Election Form") which shall permit each Participant to make the elections contemplated by this Article VI. A Participant may, at any time at least thirty (30) days prior to a Change in Control, make any of the elections described in this Article VI (a "Change in Control Election") on such Change in Control Election Form. If a Participant so elects, then, in the event of a Change in Control, in lieu of the benefits provided in Section 5.1 hereof, the Participant shall be entitled to payment from the Company of an amount (the "Post Change Severance Benefit") equal to the balance then credited to the Participant's Account. Payment of the Post Change Severance Benefit shall be made in cash in a lump sum on the date of the Change in Control; provided, however, that a Participant may elect on the Change in Control Election Form to receive payment of the Post Change Severance Benefit in quarterly installments over a period not to exceed the period otherwise applicable to benefits under the Plan (taking into account any election under Article V hereof). If made in installments, such payments and the Participant's unpaid account balance shall bear interest (compounded quarterly) at a rate per annum equal to the Prime Rate determined annually on the first business day of each calendar year. If a Participant elects to receive his Post Change Severance Benefit in installments, payment of the Post Change Severance Benefit shall commence on the first day of the calendar quarter following the date of the Change in Control. If a Participant who has made a Change in Control Election hereunder dies, any remaining installments of the Participant's Post Change Severance Benefit shall be paid to the Participant's Beneficiary (as determined under Article VII of the Plan).

         6.2 Definition of Change in Control. A Change in Control shall be deemed to have occurred when and only when the first of the following events occurs:

                 (a) Any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (1) any employee plan established by the Corporation, (2) the Corporation, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; or

                 (b) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than an individual whose nomination for election is in connection with an actual or threatened election contest relating





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

         to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment, election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

                 (c) There is consummated a merger or consolidation of the Company or a subsidiary thereof with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 80% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation; or

                 (d) There is consummated a sale or disposition by the Company of all or substantially all of the Company's assets.


                                  ARTICLE VII
                                 BENEFICIARIES

         Each Participant may file with the Company a notice in writing designating one or more Beneficiaries to whom payments otherwise due to or for the benefit of the Participant hereunder shall be made in the event of the Participant's death prior to the complete payment of such benefit. A Participant shall have the right to change the Beneficiary or Beneficiaries so designated from time to time; provided, however, that any change shall not be effective until received in writing by the Committee.

                                  ARTICLE VIII
                                 ADMINISTRATION

         8.1 Administrative Authority. This Plan shall be administered by a Committee of not less than three (3) members appointed by the Board of Directors of the Company. The Board of Directors may from time to time appoint members of the Committee in substitution for the members previously appointed and may fill vacancies, however caused. The Committee shall act by a majority of the number then constituting the Committee, and such action may be taken either by a vote at a meeting or in writing without a meeting. Except as otherwise specifically provided herein, the Company shall have the sole responsibility for and sole control of the operation and administration of this Plan, and shall have the power and authority to take all action and make all interpretations which may be necessary or appropriate in order to administer and operate the Plan, including the power, duty, and responsibility to:

         (a) Make determinations as to all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries and to remedy any ambiguities, inconsistencies, or omissions in the Plan;

         (b) Adopt such rules of procedure and regulations, consistent with the Plan, as in its opinion may be necessary for the proper and efficient administration of the Plan;

         (c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above;

         (d) Make determinations concerning the crediting and distribution of Plan Accounts;

         (e) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan; the Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such persons or firms. The Committee shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee.

         8.2 Uniformity of Discretionary Acts. Whenever in the administration or operation of the Plan discretionary actions by the Company are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

         8.3 Claims Procedure. Any person claiming a benefit under the Plan (a "Claimant") shall present the claim, in writing, to the Committee, and the Committee shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the
Claimant:

         (a) The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

         (b) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

         (c)     An explanation of the Plan's claims review procedure.

        The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Committee's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Committee to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

        Any Claimant whose claim is denied or is deemed to have been denied under the preceding sentence (or such Claimant's authorized representative), may, within sixty (60) days after the Claimant's receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Company. Upon such a request for review, the claim shall be reviewed by the Company (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

        The decision on review normally shall be made within sixty (60) days of the Company's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Company, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above. If the decision on review is not communicated to the Claimant within the sixty
(60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review.

                                   ARTICLE IX
                                   AMENDMENT

         9.1 Right to Amend or Terminate. The Company, by written instrument executed by the Company, shall have the right to (i) amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment, and (ii) to terminate the Plan; provided, however, that no such amendment or termination shall deprive a Participant or Beneficiary of a right accrued hereunder prior to the date of the amendment or termination.

         9.2 Amendments to Ensure Proper Characterization of Plan. Notwithstanding the provisions of Section 9.1 hereof, the Plan may be amended by the Company at any time, retroactively if required, if in the opinion of the Company, in order to ensure that the Plan is characterized as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.


                                   ARTICLE X
                                 MISCELLANEOUS

         10.1 Limitations on Liability of Company. Neither the establishment of the Plan nor any modification thereof, nor the creation of any Account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Company, or any officer or employer thereof except as provided by law or by any Plan provision. In no event shall the Company, or any successor, employee, officer, director, or stockholder of the Company, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary, or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

         10.2    Construction.

         (a) If any provision of the Plan is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein. For all purposes of the Plan, where the context requires, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of Georgia shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Company nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

                 (b) The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Company which right is greater than the rights of a general unsecured creditor of the Company.

         10.3     Spendthrift Provision.

                 (a) No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, neither the withholding of taxes from Plan benefit payments nor the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary shall be construed as an assignment or alienation.

                 (b) In the event that any Participant's or Beneficiary's benefits hereunder are garnished or attached by order of any court, the Company may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant's or Beneficiary's Account or, if the Company prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

         10.4 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any related entity or any other entity or person that the assets of the Company or any related entity will be sufficient to pay any benefit hereunder.

         10.5 No Enlargement of Rights. No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained as a director of the Company.

         10.6 Applicable Law. The Plan shall be construed and administered under the laws of the State of Georgia.

         10.7 Gender; Number. Words in the masculine gender shall include the feminine gender as appropriate, and the singular shall include the plural, and vice-versa, unless qualified by the context.

         10.8 Captions and Headings. Any headings used herein are included for convenience of reference only and are not to be construed so as to alter the terms hereof.


        [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

         IN WITNESS WHEREOF, the Company has caused this Amendment and Restatement of the Plan to be executed and its seal to be affixed hereto, effective as of the 30th day of June, 1996.


                                   SAVANNAH FOODS & INDUSTRIES, INC.


                                By: /s/ William W. Sprague, III
                                   --------------------------------------------
                                                    President


ATTEST:


/s/ John M. Tatum
---------------------------
Secretary


[CORPORATE SEAL]

                                   EXHIBIT A
                                     TO THE
                  DEFERRED COMPENSATION PLAN FOR DIRECTORS OF
                       SAVANNAH FOODS & INDUSTRIES, INC.




                                                                                                         6/30/96
                                          PARTICIPANT                                                ACCOUNT BALANCE
                                          -----------                                                ---------------
                      1.            W. Waldo Bradley                                                      $532,655

                      2             John D. Carswell                                                      $431,845

                      3.            Dale C. Critz                                                         $ 78,984

                      4.            Lee B. Durham, Jr.                                                    $409,343

                      5.            Arthur M. Gignilliat, Jr.                                             $209,459

                      6.            Robert L. Harrison                                                    $170,129

                      7.            Hugh M. Tarbutton                                                     $542,587

                      8.            Arnold M. Tenenbaum                                                   $ 80,624
